FOR IMMEDIATE RELEASE

CONTACT: Elizabeth Jones
(734) 805-7137

RAWLINGS’ LARGEST STOCKHOLDER SUPPORTS RAWLINGS — K2 MERGER

LIVONIA, Mich. – February 20, 2003 – Investor Daniel Gilbert, a nearly 15 percent stakeholder in Rawlings Sporting Goods Company, Inc. (Nasdaq: Rawl), announced today he is supporting the proposed merger with K2 Inc.(KTO).

“In recent weeks I’ve had several conversations with K2 CEO Dick Heckmann,” said Gilbert, Rawlings’ largest shareholder. “I have become comfortable with Mr. Heckmann’s vision for Rawlings and the K2 management team and I have currently decided to support the proposed merger.

“Although Mr. Heckmann was gracious in offering me a seat on their board of directors, I have decided to decline,” said Gilbert. “I would have loved the opportunity to lead Rawlings as an independent company, with new guidance, management and capital. I have a firm belief in the potential of the Rawlings brand under strong management. Accordingly, I am withdrawing my offer to purchase Rawlings shares.”

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